Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

ChoicePoint Inc.

We have audited the consolidated financial statements of ChoicePoint Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, and have issued our reports thereon dated February 28, 2008, (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment”, effective January 1, 2006, SFAS No. 158, “Employer Accounting for Defined Pension and Other Post Retirement Plans”, effective December 31, 2006, FASB Interpretation No, 48, “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007, and the signed agreement and plan of merger on February 20, 2008 to sell the Company); such consolidated financial statements and reports are included in your 2007 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 28, 2008